Exhibit 99.1

Contact: Donald E. Miller, Esq.
Chief Restructuring Officer and Secretary
Telephone: +1 703 478 5945
E-mail: dmiller@fairchild.com

THE FAIRCHILD CORPORATION FILES FOR CHAPTER 11 BANKRUPTCY REORGANIZATION

McLean, Virginia (March 18, 2009) –The Fairchild Corporation (OTC:FCHD.PK) filed for voluntary Chapter 11 bankruptcy reorganization today in the District of Delaware.  The Company intends to file a variety of first day motions with the court that, with Court approval, will allow it to continue to conduct its business as usual without interruption.  The Company expects that it will continue to manage its properties and operate its business as a “debtor-in-possession” under the jurisdiction of the United States Bankruptcy Court for the District of Delaware and in accordance with the applicable provisions of the Bankruptcy Code.

As is customary with public companies that have filed for Chapter 11, the Company expects the OTC bulletin board to temporarily halt trading of the company’s stock pending receipt of additional information on the Company’s financial condition and reorganization plans.  The company will cooperate in providing any such information requested by the OTC bulletin board.

The Company’s principal bankruptcy attorneys are Curtis, Mallet-Prevost, Colt & Mosle LLP and Richards, Layton & Finger.  The Company’s independent financial advisor is CRG Consulting.  The Company’s claims agent is Epiq Systems Bankruptcy Solutions.

About The Fairchild Corporation
Fairchild’s business consists of three segments:  aerospace, real estate, and motorcycle apparel.  Fairchild’s aerospace segment is engaged in the aerospace distribution business which stocks and distributes a wide variety of parts to operators and aerospace companies providing aircraft parts and services to customers worldwide.  Fairchild also owns and develops commercial real estate.  Fairchild’s motorcycle apparel business designs and produces apparel under private labels for third parties, including Harley-Davidson and also owns a 49% interest in PoloExpress, a business which designs and sells motorcycle protective apparel, helmets, and a large selection of technical accessories, for motorcyclists and operates approximately 96 retail shops in Switzerland and Germany. Additional information is available on The Fairchild Corporation web site (www.fairchild.com).

This news release may contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company’s business, changes in general economic conditions and changes in the assumptions used in making such forward-looking statements.